Exhibit 99.1
FOR IMMEDIATE RELEASE

INVESTOR CONTACT	PRESS CONTACT
Rod Sherwood	Chris Miller
(212) 373-5311	(212) 641-2108
WESTWOOD ONE, INC.
REPORTS RESULTS FOR
THE SECOND QUARTER 2009
Revenue — $83.7 Million, Adjusted EBITDA — $9.1 Million, Net Loss — $(9.9) Million
New York, NY August 10, 2009 — Westwood One, Inc. (OTCBB:WWOZ), a leading independent provider of network radio content and traffic information to the radio, television and on-line sectors, today reported operating results for the second quarter ended June 30, 2009.
“Westwood One’s turnaround continued to gain traction in the second quarter of 2009,” said Rod Sherwood, President and CFO. “Our adjusted EBITDA improved by approximately $16 million versus the first quarter of 2009, primarily due to our cost reduction initiatives. With the Company’s new capital structure in place as a result of our recent refinancing, and with our current cost reduction efforts largely implemented, our number one strategic initiative is to drive revenue across all businesses with branded content that continues to lead the industry in quality and excitement”, said Sherwood. “Quality content, and supporting marketing programs, will attract the audiences our affiliate partners and advertising clients need to grow their businesses.”
In our Network radio business, we continue to be a leading choice for premium branded content.
Our sports programming lineup is one of the strongest in the radio industry. As we approach the kickoff of our regular season play-by-play coverage of the 2009-2010 NFL games, station distribution of our broadcast games is pacing ahead of last year’s record distribution. Our all-star line-up includes legendary sportscasters, Hall of Fame NFL players and NFL coaches, led by our Monday Night Football and Super Bowl XLIV team, Boomer Esiason and Marv Albert. For the first time, we streamed our live play-by-play broadcast of NFL football on NFL.com during yesterday’s Hall of Fame Game. In addition to the NFL games, we have a full schedule of NCAA football doubleheaders featuring top matchups, and broadcast by all-star broadcasting teams, including Heisman Trophy winners and Hall of Famers.
Our talk and news programming, which is widely distributed through the U.S., is always topical, with Dennis Miller capturing top politicos and cultural icons for his successful daily talk show, and The Fred Thompson Show, which launched earlier this year, generating national buzz every week.
Our CNBC Radio programming is distributed in 126 markets and can now be heard in all 25 of the top 25 markets. In addition, for the third year in a row, our CBS News Radio partners won the Edward R. Murrow Award for “Overall Excellence” in the broadcast news industry.
In entertainment, we began our nationwide syndication of the Kevin and Bean show, which is the top-rated morning show in Los Angeles from flagship KROQ-FM. Our new CMT Radio Live program, a 5-hour weeknight country show, has exceeded our distribution expectations with 70 station affiliates after just 6 months. Our Billy Bush programming is expanding with a new Top 40 CHR version scheduled to launch in mid-September with our partners at Cumulus Media.

In our Metro Traffic business, the Company’s re-engineering initiative has proceeded on schedule toward its objectives of reducing operational costs and increasing quality. On the programming side, Metro Traffic welcomed three new Citadel stations to its affiliate lineup in Dallas, Texas. Metro Traffic expanded its digital network to over 500 on-line affiliate partners, including 12 CBS Radio stations that are now taking Real Traffic, our online traffic product. We are proud to note that Metro Traffic’s New York News Bureau Chief was named President of the New York Press Club, solidifying the Company’s reputation for high-quality news and information coverage.
Second Quarter 2009 Results
Accounting Treatment
As a result of the refinancing of substantially all of our outstanding long-term indebtedness and a recapitalization of our equity that closed on April 23, 2009 (“Refinancing”), we applied the acquisition method of accounting, as described by SFAS 141R, and will apply the SEC rules and guidance regarding “push down” accounting treatment. Accordingly, our consolidated financial statements and transactional records prior to the closing of the Refinancing reflect the historical accounting basis in our assets and liabilities and are labeled predecessor company, while our records after the Refinancing are labeled successor company and reflect the “push down” basis of accounting for new fair values of our assets and liabilities in our financial statements. This is presented in our consolidated financial statement by a vertical black line division which appears between the columns entitled predecessor company and successor company on the statements and relevant notes. The black line signifies that the amounts shown for the periods before and after the Refinancing are not comparable.
Management, however, continues to use such statements to measure the Company’s performance against comparable prior periods. For purposes of presenting a comparison of our 2009 results to prior periods, we have presented our 2009 results as the addition of the predecessor company and successor company periods. We believe that this presentation provides the most meaningful information about our results of operations. This approach is not consistent with GAAP, may yield results that are not strictly comparable on a period-to-period basis, and may not reflect the actual results we would have achieved.
2009 Industry Outlook
The difficult economic environment continues to negatively impact revenue across the advertising industry in general including radio advertising. In early July 2009, Magna, the research and marketplace intelligence arm of Interpublic Group’s Mediabrands, released projections that concluded that the first half of 2009 will likely turn out to be the worst period of the recession for the advertising industry, with an 18% drop in overall advertising revenue versus the first half of 2008. In June, BIA Advisory Services, a subsidiary of BIA Financial Network, Inc., released 2009 radio projections, noting that “[t]he economy has affected the radio industry more this year than originally projected”, and predicting significant revenue declines in 2009 compared to 2008.

Three Months Ended June 30, 2009
Revenue for the second quarter of 2009 decreased $16.7 million, or 16.7%, to $83.7 million compared to revenue of $100.4 million in the second quarter of 2008. The decrease in revenue is primarily attributable to the current economic downturn and the continued decline in advertising spending.
Network radio revenue declined $7.0 million, or 14.9%, to $40.2 million compared to $47.2 million in the comparable quarter in 2008. The decline was principally due to the decline in advertising spending in news, talk and sports programming, particularly from automotive advertisers.
Revenue for Metro Traffic declined $9.7 million, or 18.3%, to $43.5 million compared to $53.2 million in the second quarter of 2008. This decline was principally due to the weak local advertising marketplace spanning various categories including automotive, retail and telecommunications.
Faced with persistent unfavorable market conditions, Westwood One maintained its emphasis on aligning operating costs with revenues and achieved significant cost reductions in the second quarter. Operating expenses for the quarter decreased $13.1 million or 15.3%, to $72.3 million as compared to operating expenses of $85.4 million in the comparable period of 2008. The lower operating expenses reflect the Metro Traffic re-engineering and other cost savings initiatives, which reduced expenses in personnel (salary and headcount reduction), programming and production, station compensation, aviation and facility-related costs. We have recognized $25.0 million of savings from both the Metro re-engineering and additional cost savings initiatives through the end of the second quarter of 2009.
In its first quarter 2009 earnings release, the Company said it then expected operating expenses to be down by approximately $13.0 to $15.0 million in the second quarter of 2009 versus the first quarter of 2009. The actual operating expense savings for the second quarter versus the first quarter of 2009 were $18.2 million. As indicated previously, the Metro Traffic re-engineering and other cost savings initiatives are collectively anticipated to result in total cost savings of $53.0 to $61.0 million in 2009. Additional savings of approximately $2.0 million are projected in 2010.
These savings will be offset somewhat by increased business investments, including for strengthening the Company’s sales force in both the Network and Metro Traffic businesses as well as for investments in the digital area, in addition to incremental costs related to our TrafficLand license agreement and expenses under the Company’s distribution arrangement with CBS Radio, which partly results from increased clearance levels by CBS Radio.
Adjusted EBITDA for the second quarter of 2009, defined as net income (loss) adjusted to exclude both non-cash items, specifically, depreciation and amortization, stock-based compensation and goodwill impairment, and cash items including interest expense, income taxes and restructuring and special charges, was $9.1 million compared with $14.1 million in the second quarter of 2008, a decrease of $5.0 million.
The decline in Adjusted EBITDA was primarily due to the decrease in revenue, partially offset by a reduction in operating costs attributable to the Metro Traffic re-engineering and other cost savings initiatives.

In the second quarter of 2009, free cash flow, defined as net income (loss), plus non-cash items, specifically depreciation and amortization, stock-based compensation, goodwill impairment and amortization of deferred financing costs, and cash items including restructuring and special charges, less capital expenditures, decreased approximately $2.1 million to $5.9 million, or $0.06 per diluted share, compared with $8.0 million, or $0.08 per diluted share, in 2008’s second quarter. The change in free cash flow primarily reflects the increased net loss before impairment charges, partially offset by lower capital expenditures.
Capital expenditures were approximately $1.5 million in the current quarter compared with $2.4 million in the second quarter of 2008. The decrease in capital expenditures reflects the timing of planned investments in systems and infrastructure.
Special charges in the second quarter of 2009 were $7.4 million compared with $0.9 million in the comparable quarter of 2008. These 2009 charges were primarily related to the Company’s Refinancing.
Operating loss in the second quarter of 2009 was $(8.3) million, compared with operating income of $10.4 million (which excludes the effect of a goodwill impairment charge of approximately $206.1 million) for the second quarter of 2008. The loss was primarily related to the current economic downturn and weakness in the advertising market, partially offset by lower operating expenses as a result of the Metro Traffic re-engineering and other cost savings initiatives.
Interest expense increased $0.2 million, or 6.8%, to $4.6 million in the second quarter of 2009 from $4.4 million in the second quarter of 2008. The increase reflects the higher interest rate on the debt from our Refinancing, which was incurred for most of the second quarter of 2009, offset by the reduction in the debt level.
Income tax benefit increased $2.7 million to a benefit of $2.9 million in the second quarter of 2009 from a benefit of $0.2 million in the second quarter of 2008.
Net loss for the second quarter was $(9.9) million, or $(0.13) per diluted common share, compared with a net loss in the second quarter of 2008 of $(199.7) million, or $(1.98) per diluted common share (which includes the effect of a goodwill impairment charge of approximately $206.1 million taken in the second quarter of 2008). Excluding the goodwill impairment charge, net income in the second quarter of 2008 would have been $6.4 million.
2009 Company Outlook
Looking forward, Westwood One expects that the current significant downward pressures on advertising revenue in the radio industry will continue throughout 2009. We anticipate that we will achieve our previously announced goal of annual operating cost savings of $53.0 to $61.0 million in 2009. The Company expects operating expenses to be down by approximately $7.0 to $10.0 million in the second half of 2009 versus the first half of 2009.
We will continue to drive our turnaround efforts in 2009 by focusing on three key strategies:
•
First, by generating revenue from branded programming in network radio, and an enhanced technology-based product in traffic, and leveraging these and other revenue initiatives with a strengthened sales organization.

•	Second, by maintaining a single-minded focus on reducing operating expenses.

•	Third, by taking advantage of growth opportunities in the marketplace.
Westwood One is committed to maintaining its strong brand position in the industry. “We firmly believe that by investing in programming and sales, which are the key drivers of the business, and by maintaining a strict discipline of expense control, Westwood One will emerge from this difficult economic period as a stronger company focused on meeting customer needs,” said Sherwood.
About Westwood One
Westwood One, Inc. (OTCBB:WWOZ) is the largest independent provider of network radio programming and the largest provider of traffic information in the U.S. Westwood One serves more than 5,000 radio and television stations in the U.S. Westwood One provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners. Through its Metro Traffic business, Westwood One provides traffic reporting and local news, sports and weather to over 2,200 radio and television stations. Westwood One also provides digital and other cross-platform delivery of its Network and Metro Traffic content.
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in economic conditions in the U.S. (which have constrained consumer spending and affected advertising revenue and rates), and in other countries in which Westwood One, Inc. currently does business (both generally and relative to the broadcasting industry); changes to our CBS arrangement; further impairment charges; Gores’ influence over our corporate actions; the increased proliferation of free traffic content; our future cash flow from operations and access to additional financing; advertiser spending patterns, including the notion that orders are being placed in close proximity to air, limiting visibility of demand; changes in the level of competition for advertising dollars; technological changes and innovations; fluctuations in programming costs; acceptance of our content; shifts in population and other demographics; changes in labor conditions; and changes in governmental regulations and policies and actions of federal and state regulatory bodies. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K/A for the year ending December 31, 2008, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 (upon filing). Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

WESTWOOD ONE, INC.
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
Adjusted EBITDA
The following tables set forth Westwood One’s Adjusted EBITDA for the three and six month periods ended June 30, 2009 and 2008. The Company defines “Adjusted EBITDA” as net income (loss) from its Statement of Operations adjusted to exclude the following non-cash items, specifically, depreciation and amortization, stock-based compensation and goodwill impairment, and cash items including interest expense, income taxes and restructuring and special charges. Adjusted EBITDA is not a performance measure calculated in accordance with Generally Accepted Accounting Principles (“GAAP”).
Adjusted EBITDA is used by the Company to, among other things, evaluate its operating performance, forecast and plan for future periods, value prospective acquisitions, and as one of several components of incentive compensation targets for certain management personnel. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Adjusted EBITDA is the measurement used by our lenders to monitor our compliance with our debt covenants and is used in the Company’s covenant calculation.
Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared with operating income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. As required by the SEC, the Company provides below a reconciliation of Adjusted EBITDA to operating income, the most directly comparable amount reported under GAAP.

Adjusted EBITDA Calculation

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2009	2008	2009	2008

Net Income (loss)	(9.9)	(199.7)	(25.1)	(205.1)
Plus:
Interest expense	4.6	4.3	7.6	9.6
Income Taxes	(2.9)	(0.2)	(10.3)	(3.2)
Depreciation and amortization	6.3	2.4	8.3	6.4
Goodwill impairment, restructuring & special charges	9.4	207.0	18.6	214.9
Stock-based compensation	1.6	0.3	3.0	2.5

Adjusted EBITDA	9.1	14.1	2.1	25.1

Free Cash Flow
Free cash flow is defined by the Company as net income (loss), plus non-cash items, specifically depreciation and amortization, stock-based compensation, goodwill impairment and amortization of deferred financing costs, and cash items including restructuring and special charges, less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per fully diluted weighted average common shares outstanding is defined by the Company as free cash flow divided by the fully diluted weighted average common shares outstanding.
As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. In arriving at free cash flow, the Company adjusts net cash provided by operating activities to remove the impact of cash flow timing differences to arrive at a measure which the Company believes more accurately reflects funds available for discretionary use. Specifically, the Company adjusts net cash provided by operating activities (the most directly comparable GAAP financial measure) for capital expenditures, special charges, and deferred taxes, in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash provided by operating activities.

The following table presents a reconciliation of the Company’s net loss to free cash flow:
Free Cash Flow calculation

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions except per share amounts)	2009	2008	2009	2008
Net (Loss)	(9.9)	(199.7)	(25.1)	(205.1)
Plus (Minus)
Depreciation and amortization	6.3	2.4	8.3	6.4
Goodwill impairment, restructuring & special charges	9.4	207.0 *	18.6	214.9
Stock-based compensation	1.6	0.3	3.0	2.5
Amortization of deferred financing cost	—	0.4	0.3	0.8
(Less) Capital expenditures	(1.5)	(2.4)	(2.7)	(6.1)

Free Cash Flow	5.9	8.0	2.4	13.4

Diluted weighted-average shares outstanding	101.1	100.8	101.3	95.1

Free Cash Flow per Share	$0.06	$0.08	$0.02	$0.14

*	Includs goodwill impairment of $206.1
Combined Statement of Operations
As a result of the refinancing, we applied the acquisition method of accounting, as described by SFAS 141R, and will apply the SEC rules and guidance regarding “push down” accounting treatment. Accordingly, our consolidated financial statements and transactional records prior to the closing of the Refinancing reflect the historical accounting basis in our assets and liabilities and are labeled predecessor company, while such records subsequent to the Refinancing are labeled successor company and reflect the push down basis of accounting for the new fair values in our financial statements. This is presented in our consolidated financial statements by a vertical black line division which appears between the columns entitled predecessor company and successor company on the statements and relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the Refinancing are not comparable. Management, however, continues to use such statements to measure the Company’s performance against comparable prior periods. For purposes of presenting a comparison of our 2009 results to prior periods, we have presented our 2009 results as the mathematical addition of the predecessor company and successor company periods. We believe that this presentation provides the most meaningful information about our results of operations. This approach is not consistent with GAAP, may yield results that are not strictly comparable on a period-to-period basis, and may not reflect the actual results we would have achieved.

Below is a reconciliation of our financial statements to this non-GAAP measure:

	Successor Company	Predecessor Company	Combined Total
	For the Period	For the Period	For the three months ended
	April 24, 2009 to June 30, 2009	April 1, 2009 to April 23, 2009	June 30,2009

NET REVENUE	$58,044	$25,607	$83,651

Operating Costs	52,116	20,187	72,303

Depreciation and Amortization	5,845	521	6,366

Corporate General and Administrative Expenses	2,407	1,482	3,889

Goodwill Impairment	—	—	—

Restructuring Charges	1,454	536	1,990

Special Charges	368	7,010	7,378

	62,190	29,736	91,926

OPERATING (LOSS)	(4,146)	(4,129)	(8,275)

Interest Expense (Income)	4,692	(41)	4,651
Other Income	(4)	(59)	(63)

(LOSS) BEFORE INCOME TAX	(8,834)	(4,029)	(12,863)
INCOME TAX (BENEFIT)	(2,650)	(254)	(2,904)

NET (LOSS)	$(6,184)	$(3,775)	$(9,959)

	Successor Company	Predecessor Company	Combined Total
	For the Period	For the Period	For the six months ended
	April 24, 2009 to June 30, 2009	January 1, 2009 to April 23, 2009	June 30,2009

NET REVENUE	$58,044	$111,474	$169,518

Operating Costs	52,116	111,580	163,696

Depreciation and Amortization	5,845	2,585	8,430

Corporate General and Administrative Expenses	2,407	4,248	6,655

Goodwill Impairment	—	—	—

Restructuring Charges	1,454	3,976	5,430

Special Charges	368	12,819	13,187

	62,190	135,208	197,398

OPERATING (LOSS)	(4,146)	(23,734)	(27,880)

Interest Expense (Income)	4,692	3,222	7,914
Other Income	(4)	(359)	(363)

(LOSS) BEFORE INCOME TAX	(8,834)	(26,596)	(35,430)
INCOME TAX (BENEFIT)	(2,650)	(7,635)	(10,285)

NET (LOSS)	$(6,184)	$(18,961)	$(25,145)

WESTWOOD ONE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Successor Company	Predecessor Company
	For the Period	For the Period	Three Months	For the Period	Six Months
	April 24, 2009	April 1, 2009	Ended	January 1, 2009	Ended
	to June 30, 2009	to April 23, 2009	June 30, 2008	to April 23, 2009	June 30, 2008

NET REVENUE	$58,044	$25,607	$100,372	$111,474	$206,998

Operating Costs	52,116	20,187	85,411	111,580	179,640

Depreciation and Amortization	5,845	521	2,421	2,585	6,397

Corporate General and Administrative Expenses	2,407	1,482	1,199	4,248	4,665

Goodwill Impairment	—	—	206,053	—	206,053

Restructuring Charges	1,454	536	—	3,976	—

Special Charges	368	7,010	897	12,819	8,853

	62,190	29,736	295,981	135,208	405,608

OPERATING (LOSS) INCOME	(4,146)	(4,129)	(195,609)	(23,734)	(198,610)

Interest Expense (Income)	4,692	(41)	4,352	3,222	9,751
Other Income	(4)	(59)	(43)	(359)	(85)

INCOME (LOSS) BEFORE INCOME TAX	(8,834)	(4,029)	(199,918)	(26,596)	(208,276)
INCOME TAX (BENEFIT) EXPENSE	(2,650)	(254)	(174)	(7,635)	(3,194)

NET (LOSS) INCOME	$(6,184)	$(3,775)	$(199,744)	$(18,961)	$(205,082)

NET (LOSS) INCOME attributable to Common Stockholders	$(11,184)	$(4,156)	$(199,932)	$(25,118)	$(205,270)

(LOSS) EARNINGS PER SHARE
COMMON STOCK
BASIC	$(21.97)	$(8.23)	$(396.69)	$(49.74)	$(431.24)

DILUTED	$(21.97)	$(8.23)	$(396.69)	$(49.74)	$(431.24)

CLASS B STOCK
BASIC	$—	$—	$—	$—	$—

DILUTED	$—	$—	$—	$—	$—

WEIGHTED AVERAGE SHARES OUTSTANDING:
COMMON STOCK
BASIC	509	505	504	505	476

DILUTED	509	505	504	505	476

CLASS B STOCK *
BASIC	292	292	292	292	292

DILUTED	292	292	292	292	292

* Reverse stock split not reflected as stock. Class B Stock was converted prior to declaration and conversion of stock split

WESTWOOD ONE, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	Successor Company	Predecessor Company
	June 30,	December 31,
	2009	2008
	(unaudited)	(derived from audited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,980	$6,437
Accounts receivable	82,448	94,273
Prepaid and other assets	17,026	18,758

Total Current Assets	107,454	119,468

Property and equipment, net	36,357	30,417
Goodwill	87,414	33,988
Intangible assets, net	112,032	2,660
Deferred tax asset	2,385	14,220
Other assets	2,414	4,335

TOTAL ASSETS	$348,056	$205,088

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$17,588	$27,807
Amounts payable to related parties	20,128	22,680
Deferred revenue	2,681	2,397
Accrued expenses and other liabilities	19,648	25,565
Current maturity of long-term debt	—	249,053

Total Current Liabilities	60,045	327,502

Long-term debt	128,078	—
Deferred tax liability	63,845	—
Due to Gores	10,891	—
Other liabilities	11,551	6,993

TOTAL LIABILITIES	274,410	334,495

Commitments and Contingencies

Redeemable Preferred Stock: $.01 par value, authorized: 75 shares; issued and outstanding: 75 shares of 7.5% Series A-1 Preferred Stock; liquidation preference $1,065 per share, plus accumulated dividends	45,935

Redeemable Preferred Stock: $.01 par value, authorized: 60 shares; issued and outstanding: 60 shares of 8.0% Series B Convertible Preferred Stock; liquidation preference $1,000 per share, plus accumulated dividends	35,952

Redeemable Preferred Stock: $.01 par value, authorized: 10,000 shares; issued and outstanding: 75 shares of 7.5% Series A Convertible Preferred Stock; liquidation preference $1,000 per share, plus accumulated dividends	—	73,738

TOTAL PREFERRED STOCK	81,887	73,738

SHAREHOLDERS’ (DEFICIT) EQUITY
Common stock, $.01 par value: authorized: 300,000 shares; issued and outstanding: 510 (2009) and 101,253 (2008)	5	1,013
Class B stock, $.01 par value: authorized: 3,000 shares; issued and outstanding: 292 (2009 and 2008)	3	3
Additional paid-in capital	—	293,120
Net unrealized gain	(95)	267
Accumulated deficit	(8,154)	(497,548)

TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	(8,241)	(203,145)

TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)	$348,056	$205,088

WESTWOOD ONE, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands, except share and per share amounts)
(unaudited)

	Successor	Predecessor
	Company	Company
	For the Period	For the Period	Six Months Ended
	April 24, 2009 to June 30, 2009	January 1, 2009 to April 23, 2009	June 30, 2008

CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss)	$(6,184)	$(18,961)	$(205,082)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	5,845	2,585	6,397
Goodwill impairment			206,053
Loss on disposal of property and equipment	76	188
Deferred taxes	2,162	(6,874)	(7,196)
Non-cash stock compensation	853	2,110	2,455
Gain on sale of marketable securities
Amortization of deferred financing costs		331	792
Net change in assets and liabilities (net of effect of Refinancing):	(17,079)	19,844	(8,261)
Decrease in Accounts receivable	1,512	10,313
(Increase) Decrease in Prepaid and other assets	147	3,187
(Decrease) in Deferred revenue	(252)	536
(Decrease) Increase in Income taxes payable	(1,888)	28
Increase (Decrease) in Accounts payable, accrued expenses and other liabilities	(10,881)	2,861
(Decrease) Increase in Amounts payable to related parties	(5,717)	2,919

Net Cash Provided (Used) By Operating Activities	(14,327)	(777)	(4,842)

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(1,546)	(1,384)	(6,078)
Proceeds from sale of marketable securities	—
Collection of loan receivable	—
Acquisition of companies and other	—

Net Cash (Used) In Investing Activities	(1,546)	(1,384)	(6,078)

CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of common stock			22,750
Issuance of series A convertible preferred stock and warrants			74,178
Issuance of series B converible preferred stock	25,000
Debt repayments	(25,000)		(85,000)
Payments of capital lease obligations	(152)	(271)	(343)
Termination of swap contracts Proceeds from term loan	20,000
Repurchase of common stock Deferred financing costs	—		(1,537)
Excess windfall tax benefits from stock option exercises	—

Net Cash (Used) Provided in Financing Activities	19,848	(271)	10,048

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,975	(2,432)	(872)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,005	6,437	6,187

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$7,980	$4,005	$5,315